Exhibit 99.2
CVR Partners Announces Appointment of Mark A. Pytosh
and Jon R. Whitney to the Board of its General Partner
SUGAR LAND, Texas (May 23, 2011) — CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, announced today that Mark A. Pytosh and Jon R. Whitney have been appointed to the board of directors of the partnership’s general partner, CVR GP, LLC. Both appointments will be effective as of June 1, 2011.
Pytosh is currently the chief financial officer of CCS Corporation, a privately-held company that is the largest oil and gas environmental services company in North America. Before joining CCS, Pytosh served as chief financial officer of Covanta Holding Corporation, a publicly-traded company which owns and operates energy-from-waste power facilities, biomass power facilities and independent power plants in the United States, Europe and Asia. He has also served as chief financial officer of Waste Services, Inc., a publicly-traded integrated solid waste services company.
Whitney previously served as president and chief executive officer from 1990 to 2001 at Colorado Interstate Gas Company (CIG), a natural gas transmission company, where he began in 1968. Since leaving CIG he has served on the board of directors of a number of other public and private companies and worked at Peak Energy Ventures, LLC, a natural gas consulting company. He is currently a director of Bear Tracker Energy LLC, a private company in the midstream energy business.
“We are pleased that two individuals as experienced and financially sophisticated as Mark and Jon are joining our board,” said John J. Lipinski, executive chairman of the board of CVR GP, LLC and chairman, chief executive officer and president of CVR Energy, Inc., which owns the general partner and nearly 70 percent of the common units at CVR Partners. “I am looking forward to working with Mark and Jon as we focus on our growth strategy at CVR Partners.”
Concurrent with the appointment of the two new directors to the board of CVR GP, CVR Partners also separately announced that Byron Kelley was appointed as president and chief executive officer of CVR GP and will join the board of CVR GP as well. CVR Partners also announced that, with the addition of the three new directors, three existing directors of CVR GP,

Scott L. Lebovitz, John K. Rowan and Stanley de J. Osborne, would resign from the board of directors of CVR GP, effective June 1, 2011. CVR GP is an indirect wholly-owned subsidiary of CVR Energy, Inc. (“CVR Energy”). These three directors previously served on the board of directors of CVR Energy pursuant to nomination rights granted to certain funds associated with Goldman, Sachs & Co. (“GS”) and Kelso & Company, L.P. (“Kelso”) and concurrently served on the board of CVR GP. GS recently sold its interest in CVR Energy, and Kelso recently sold a substantial portion of its interest in CVR Energy.
“I want to thank Scott, John and Sandy for their exceptional service to our board,” Lipinski said. “We wouldn’t be where we are without their service, and I am grateful for all they have done for our company.”
As a result of the changes to the board, effective June 1, 2011, CVR GP’s board will consist of Jack Lipinski, George Matelich, Donna Ecton, Frank Muller, Byron Kelley, Mark Pytosh and Jon Whitney.
About CVR Partners, LP
Located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Partners, LP	CVR Partners, LP
281-207-3464	281-207-3550
MediaRelations@CVRPartners.com
Jay Finks
CVR Partners, LP
281-207-3588
InvestorRelations@CVRPartners.com